Exhibit 99.1

Mohegan Tribal Gaming Authority Enters Into Agreement

to Acquire Penn National Gaming’s Pocono Downs Racetrack

UNCASVILLE, CT – October 15, 2004 – The Mohegan Tribal Gaming Authority (the “Authority”), operator of Mohegan Sun, announced today that it has entered into an agreement to purchase The Downs Racing, Inc. and its subsidiaries from Penn National Gaming, Inc. (Nasdaq: PENN). Under the terms of the agreement, the Authority will acquire Pocono Downs, a standardbred harness racing facility located on 400 acres of land in Wilkes-Barre, Pennsylvania and five Pennsylvania off-track wagering (OTW) operations located in Carbondale, East Stroudsburg, Erie, Hazleton and Lehigh Valley (Allentown). The Lehigh Valley (Allentown) OTW, is a 28,000 square-foot facility and is the largest OTW in the state of Pennsylvania. Following the closing of the transaction, the Authority will obtain the right to apply for a Category One license to initially install and operate up to 3,000 slot machines at Pocono Downs, one of the fourteen sites eligible to apply for a gaming license under the recently passed Pennsylvania Race Horse Development and Gaming Act.

“The acquisition of Pocono Downs represents an important step in our long-term diversification strategy. We are very excited about this project, not only because it is our first commercial gaming venture, but also because it will be a tremendous benefit to the local community and the Commonwealth as a whole,” said Mark F. Brown, Chairman of the Authority’s Management Board.

Upon the issuance of a gaming license, the Authority will proceed with its plans to open a new slot machine facility with up to 3,000 slot machines in early 2006. The new facility would also feature amenities such as a buffet, steakhouse, food court, lounges and a small entertainment venue. The Authority anticipates that it will spend up to $175 million on the construction, furnishing and equipping of the new facility, in addition to paying a one-time $50 million license fee payable to the Commonwealth of Pennsylvania upon receipt of a gaming license. “Our goal is to provide a quality entertainment experience that will produce significant revenue for the Commonwealth, provide new jobs and enhance live harness racing,” said William J. Velardo, President and Chief Executive Officer of the Authority.

As part of the agreement, the Authority has agreed to a $280 million purchase price before adjustments and other costs and the transaction is expected to close prior to December 31, 2004, subject to customary closing conditions and regulatory approvals including the approval of the Pennsylvania Harness Racing Commission. The agreement also provides the Authority with both pre- and post-closing termination rights in the event of certain materially adverse legislative or regulatory events.

SG Americas Securities, LLC served as advisor to the Authority and Bear, Stearns & Co. Inc. acted as advisor to Penn National Gaming.

The Authority expects to fund the Pocono Downs acquisition through a draw under its bank credit facility which has been amended to:

•	Increase the current availability under the bank credit facility from $382.7 million to $600.0 million;

•	Increase the revolving commitment from $291.0 million to $450.0 million;

•	Increase the term commitment from $91.7 million to $150.0 million;

•	Allow for the Authority’s acquisition of Pocono Downs and certain subsequent investments; and

•	Modify certain of the Authority’s covenants relating to total leverage.

Banc of America Securities LLC and Citicorp North America, Inc. served as co-lead arrangers and co-book managers on the amendment of the bank credit facility, with Bank of America, N.A. serving as administrative agent.

Conference Call Detail

The Authority will host a conference call and simultaneous web cast regarding the purchase agreement on Monday, October 18, 2004 at 11:00 a.m. (Eastern Standard Time).

Those interested in participating in the call should dial as follows:

(888) 946-3815

(712) 257-0401 (international)

PASSCODE: Mohegan Sun

Please call five minutes in advance to ensure that you are connected prior to the initiation of the call. Questions and answers will be reserved for call-in analysts and investors.

Parties who want to listen to the live conference call on the Internet may do so through a web link on the company’s website at www.mohegansun.com, in the “About Us/Investor Relations/Online Presentations” section. A replay of the call and related information will be made available at the same location on the company’s website for thirty days subsequent to the call.

Interested parties may also listen to a taped replay of the entire conference call commencing at approximately 1:00 p.m. (Eastern Standard Time) on Monday, October 18, 2004. This replay will run through October 25, 2004.

The access number for a taped replay of the conference call is as follows:

(866) 378-0634

(203) 369-0315 (international)

About the Authority and Mohegan Sun

The Authority is an instrumentality of the Mohegan Tribe of Indians of Connecticut (the “Tribe”) a federally recognized Indian tribe with an approximately 405-acre reservation situated in southeastern Connecticut, adjacent to Uncasville, Connecticut. The Authority has been granted the exclusive power to conduct and regulate gaming activities on the existing reservation of the Tribe, and the non-exclusive authority to conduct such activities elsewhere, including the operation of Mohegan Sun, a gaming and entertainment complex that is situated on a 240-acre site on the Tribe’s reservation. The Tribe’s gaming operation is one of only two legally authorized gaming operations in New England offering traditional slot machines and table games. Mohegan Sun currently operates in an approximately 3.0 million square foot facility, which includes the Casino of the Earth, Casino of the Sky, the Shops at Mohegan Sun, a 10,000-seat Arena, a 300-seat Cabaret, meeting and convention space and an approximately 1,200-room luxury hotel. More information about Mohegan Sun and the Authority can be obtained by visiting www.mohegansun.com.

Special Note Regarding Forward-Looking Statements

Some information included in this press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements can sometimes be identified by the Authority’s use of forward-looking words such as “may,” “will,” “anticipate,” “estimate,” “expect,” or “intend” and similar expressions. Such forward-looking information may involve important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of the Authority. Information concerning potential factors that could affect the Authority’s financial results are included in the Authority’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003, as well as the Authority’s other reports and filings with the SEC. The forward-looking statements included in this press release are made only as of the date of this release. The Authority does not undertake any obligation to update or supplement any forward-looking statements to reflect subsequent events or circumstances. The Authority cannot assure you that projected results or events will be achieved.

Press Release Mohegan Tribal Gaming Authority Uncasville, Connecticut October 15, 2004
CONTACTS: William J. Velardo President and Chief Executive Officer Mohegan Tribal Gaming Authority (860) 862-8000	Leo M. Chupaska Chief Financial Officer Mohegan Tribal Gaming Authority (860) 862-8000